                       SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:     State Farm Life Insurance Company Variable Annuity Separate
               Account

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

               One State Farm Plaza.
               Bloomington, Illinois 61710-0001

C.   Telephone Number (including area code):

               (309) 766-0886

D.   Name and address of agent for service of process:

               Laura P. Sullivan
               Vice President - Counsel & Secretary
               State Farm Life Insurance Company
               One State Farm Plaza
               Bloomington, Illinois 61710-0001

     Copy to:

               Stephen E. Roth, Esq.
               Sutherland, Asbill & Brennan, L.L.P.
               1275 Pennsylvania Avenue, N.W.
               Washington, D.C.  20004-2404

E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               Yes  [X]        No  [_]
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          Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Bloomington, and State of Illinois this 24th day of December 1996.


(SEAL)                        Signature: State Farm Life Insurance Company
                                         ---------------------------------
                                         Variable Annuity Separate Account
                                         ---------------------------------
                                                    (Name of Registrant)

                                    By:  State Farm Life Insurance Company
                                         ---------------------------------
                                         (Name of Depositor)

ATTEST:
                                    By:  /s/ Darrell W. Beernick
                                        ----------------------------------
/s/ Terry L. Huff                   Title:  Vice President and Actuary
------------------------------            --------------------------------
(Name)

Assistant Vice President
------------------------------
(Title)